Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bristow Group Inc.:
We consent to the use of our reports dated May 27, 2016 with respect to the consolidated balance sheets of Bristow Group Inc. and subsidiaries as of March 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ investment and redeemable noncontrolling interests for each of the years in the three-year period ended March 31, 2016, and the effectiveness of internal control over financial reporting as of March 31, 2016, incorporated by reference herein.
/s/ KPMG LLP
Houston, Texas
August 3, 2016